Exhibit 99.1

Nelnet Reports Fourth Quarter 2010 Results

•	Base net income of $5.20 per share for 2010 and $1.66 per share for the fourth quarter
•	Payment processing and enrollment services revenue increased 12 percent
•	Servicing 2.8 million borrowers for the Department of Education
•	Core student loan spread of 1.53 percent generated net interest income of $96.3 million

LINCOLN, Neb., March 3, 2011 -- Nelnet (NYSE: NNI) today reported base net income of $80.0 million, or $1.66 per share, for the fourth quarter of 2010, compared with $81.3 million, or $1.64 per share, for the same quarter a year ago. For the year-ended December 31, 2010, the company reported base net income of $255.2 million, or $5.20 per share, compared with $194.9 million, or $3.94 per share, for 2009. Base net income excludes litigation settlement, restructuring, and impairment charges.

Base net income in the fourth quarter of 2010 includes pre-tax gains of $33.8 million, or $0.44 per share after tax, on the sale of $2.1 billion of federal student loans to the Department of Education (Department) and $16.1 million, or $0.21 per share after tax, from the company's repurchase of $213.1 million of asset-backed securities debt.

Excluded from base net income in the fourth quarter of 2010 is a $26.6 million non-cash impairment charge related to goodwill of the company's interactive marketing and list management businesses. These businesses have been negatively affected by decreasing enrollments in for-profit colleges and the economic recession.

"In many ways, 2010 was the best year in Nelnet’s history,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We are excited that we are increasing fee-based revenue; increasing the volume we service for the Department; and making ongoing investments in new products, services, and opportunities to add value to our customers. Our focus in 2011 will be providing the highest level of customer service and continuing to diversify our company.”

Diversifying and increasing fee-based revenue

Total revenue from fee-based businesses for the fourth quarter of 2010 increased 13 percent to $87.5 million, or 48 percent of total revenue, when compared with $77.5 million for the same period a year ago.

Revenue from the company’s Student Loan and Guaranty Servicing segment increased 14.9 percent, or $4.9 million, from $32.7 million for the fourth quarter of 2009 to $37.6 million for the fourth quarter of 2010.

In September 2009, Nelnet began servicing student loans for the Department under a contract that will increase the company's fee-based revenue as the servicing volume increases. As of December 31, 2010, the company was servicing $30.3 billion of loans for 2.8 million borrowers on behalf of the Department, or a 71 percent increase in the total number of Federal Family Education Loan Program and Department borrowers since December 31, 2009. In the fourth quarter of 2010, Nelnet reported revenue from this servicing contract of $11.6 million, compared with $8.7 million for the third quarter of 2010.

In addition, the company is offering a hosted servicing software solution to third parties that can be used by third parties to service various types of student loans including Federal Direct Program and FFEL Program loans.  Currently, Nelnet has agreements with third parties to add more than 12 million borrowers to its hosted servicing software solution by the end of 2011.

In the fourth quarter of 2010, Nelnet's fee-based revenue from the company's payment processing and enrollment services businesses increased $5.2 million, or 12 percent, to $49.9 million, compared with the same period in 2009.

Maximizing the value of existing portfolio

At December 31, 2010, net student loan assets were $24.0 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow in excess of $1.6 billion.

Narrower spreads and historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2010, Nelnet reported net interest income of $96.3 million, compared with $80.5 million for the same period a year ago.

The company reported core student loan spread of 1.53 percent for the fourth quarter of 2010 compared with 1.44 percent for the same period of 2009 and 1.41 percent for the third quarter of 2010. Core student loan spread in the fourth quarter of 2010 benefited from the tightening between the three-month financial commercial paper rate (CP) and three-month LIBOR indices. Most of the company’s federal student loans are indexed to CP, and the company’s debt is indexed to LIBOR; therefore, disparity between these indices has a negative impact on the company’s interest income.

Improving liquidity

In February 2011, the company used operating cash to repurchase $62.6 million (par value) of Junior Subordinated Hybrid Securities for $55.7 million. Nelnet recognized a pre-tax gain of $6.9 million as a result of this debt repurchase, which will be included in the company’s operating results for the quarter ending March 31, 2011.

In addition, the company paid $325.0 million on its unsecured line of credit. After making these payments, the current outstanding balance on the company’s unsecured line of credit is $125.0 million.

GAAP net income

Nelnet reported GAAP net income for the year-ended December 31, 2010, and the fourth quarter of 2010 of $189.0 million, or $3.81 per dilutive share, and $85.1 million, or $1.75 per dilutive share, respectively, and is compared with $139.1 million, or $2.78 per dilutive share, and $59.1 million, or $1.18 per dilutive share, for the same periods in 2009.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Annual meeting of shareholders

The company has scheduled its 2011 Annual Meeting of Shareholders for May 26, 2011. The meeting will be held at 8:30 a.m. (Central) at the Embassy Suites Hotel in Lincoln, Nebraska.

The record date to determine shareholders entitled to vote at the meeting is March 30, 2011.

In conjunction with the annual meeting, Nelnet’s Chairman and Chief Executive Officer has posted a letter to shareholders at www.nelnetinvestors.com.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding and liquidity requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit marketplace resulting from the implementation of or changes in applicable laws and regulations; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter of 2010.  All information in this release is as of the date of this release.  Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$159,248	171,208	153,891	649,406	683,449
Amortization of loan premiums and deferred
origination costs	(10,180)	(11,921)	(18,558)	(50,731)	(73,529)
Investment interest	1,782	1,169	1,477	5,256	10,287
Total interest income	150,850	160,456	136,810	603,931	620,207

Interest expense:
Interest on bonds and notes payable	54,515	68,243	56,262	232,860	384,862

Net interest income	96,335	92,213	80,548	371,071	235,345
Less provision for loan losses	6,000	5,500	6,000	22,700	29,000

Net interest income after provision
for loan losses	90,335	86,713	74,548	348,371	206,345

Other income (expense):
Loan and guaranty servicing revenue	33,126	33,464	27,467	139,636	108,747
Tuition payment processing and campus commerce revenue	15,120	14,527	13,521	59,824	53,894
Enrollment services revenue	34,784	36,439	31,209	139,897	119,397
Software services revenue	4,481	4,624	4,740	18,948	21,164
Other income	6,122	9,432	6,171	31,310	26,469
Gain on sale of loans and debt repurchases, net	49,810	9,885	49,260	78,631	76,831
Derivative market value and foreign currency adjustments	39,518	(32,805)	5,265	3,587	(30,802)
Derivative settlements, net	(5,878)	(2,586)	479	(14,264)	39,286
Total other income	177,083	72,980	138,112	457,569	414,986

Operating expenses:
Salaries and benefits	43,320	41,085	37,963	166,011	151,285
Litigation settlement	—	55,000	—	55,000	—
Cost to provide enrollment services	21,802	23,709	18,718	91,647	74,926
Impairment expense	26,599	—	32,728	26,599	32,728
Restructure expense	—	4,751	1,354	6,020	7,982
Other expenses	39,553	35,742	32,281	158,209	138,712
Total operating expenses	131,274	160,287	123,044	503,486	405,633

Income (loss) before income taxes	136,144	(594)	89,616	302,454	215,698

Income tax (expense) benefit	(51,057)	226	(30,553)	(113,420)	(76,573)

Net income (loss)	$85,087	(368)	59,063	189,034	139,125

Earnings (loss) per common share:

Net earnings (loss) - basic	$1.76	(0.01)	1.18	3.82	2.79

Net earnings (loss) - diluted	$1.75	(0.01)	1.18	3.81	2.78

Dividends per common share	$0.49	0.07	0.07	0.70	0.07

Weighted average shares outstanding - basic	48,118,000	48,938,333	49,639,329	49,127,934	49,484,816

Weighted average shares outstanding - diluted	48,318,807	48,938,333	49,838,374	49,326,686	49,685,143

Condensed Consolidated Balance Sheets
(dollars in thousands)

	As of	As of	As of
	December 31,	September 30,	December 31,
	2010	2010	2009
		(unaudited)

Assets:
Student loans receivable, net	$23,948,014	24,436,162	23,926,957
Student loans receivable - held for sale	84,987	2,109,440	—
Cash, cash equivalents, and
investments (trading securities)	327,037	349,443	338,181
Restricted cash and investments	757,285	747,234	717,233
Goodwill	117,118	143,717	143,717
Intangible assets, net	38,712	43,352	53,538
Other assets	620,739	757,231	696,801
Total assets	$25,893,892	28,586,579	25,876,427

Liabilities:
Bonds and notes payable	$24,672,472	27,391,188	24,805,289
Other liabilities	314,787	350,777	286,575
Total liabilities	24,987,259	27,741,965	25,091,864

Shareholders' equity	906,633	844,614	784,563

Total liabilities and shareholders' equity	$25,893,892	28,586,579	25,876,427

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.